Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “EIGHT-TEN MERGER CORP.”, CHANGING ITS NAME FROM “EIGHT-TEN MERGER CORP.” TO “MOTUS GI HOLDINGS, INC.”, FILED IN THIS OFFICE ON THE TWENTY- EIGHTH DAY OF NOVEMBER, A.D. 2016, AT 3:44 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

6157840 8100	Authentication: 203406051

SR# 20166800863	Date: 11-28-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION OF

EIGHT-TEN MERGER CORP.

A Delaware Corporation

Eight-Ten Merger Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A.       The name of this Corporation is Eight-Ten Merger Corp.

B. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 20, 2016.

C. The Board of Directors of the Corporation, by unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted the following amendments to the Certificate of Incorporation:

D. Article I of the Certificate of Incorporation is hereby amended to read, in its entirety, as follows:

The name of the Corporation is Motus GI Holdings, Inc.

E.        Article VI of the Certificate of Incorporation is hereby deleted in its entirety.

F. By written consent executed in accordance with Section 228 of the General Corporation Law of the State of Delaware, the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon was given written notice of the proposed amendment to the Certificate of Incorporation and voted in favor of the adoption of the amendment to the Certificate of Incorporation. The necessary numbers of shares, as required by statute, were voted in favor of the amendments.

G. This Certificate of Amendment of the Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Eight-Ten Merger Corp. has caused this Certificate of Amendment of the Certificate of Incorporation to be signed by Todd Van Emburgh, its President, this 28th day of November, 2016.

EIGHT-TEN MERGER CORP.

/s/ Todd Van Emburgh

Todd Van Emburgh
President